Exhibit 99.1

COMPANY CONTACTS:

Diane Morefield

EVP, Chief Financial Officer

Strategic Hotels & Resorts, Inc.

(312) 658-5740

Jonathan Stanner

VP, Capital Markets & Treasurer

Strategic Hotels & Resorts, Inc.

(312) 658-5746

FOR IMMEDIATE RELEASE

TUESDAY, MAY 27, 2014

STRATEGIC HOTELS & RESORTS, INC. TO ACQUIRE THE REMAINING INTEREST IN THE HOTEL DEL CORONADO

CHICAGO – May 27, 2014 - Strategic Hotels & Resorts, Inc. (NYSE: BEE), today announced that the Company has signed an agreement to acquire the remaining 63.6 percent ownership interest in the 757-room Hotel del Coronado for $210 million. The Company currently owns a 36.4 percent ownership position in the asset through a joint venture with certain affiliates of Blackstone Real Estate Partners VI L.P. (“Blackstone”). The transaction values the asset at a gross value of approximately $787.0 million, net of approximately $18.0 million of cash currently held at the property and within the joint venture, and includes the assumption of the existing $475.0 million mortgage financing.

“We are thrilled to be acquiring the remaining equity position in the Hotel del Coronado and to have the opportunity to fully own this truly iconic hotel in the very attractive San Diego market. Our company has had an ownership interest in the Del since 2006 and served as asset manager throughout that period, giving us comprehensive knowledge of this multi-faceted resort,” commented Raymond L. “Rip” Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc. “The Hotel Del is experiencing excellent growth in group and transient business, and is expected to outperform in the coming years given the lack of any new supply in the San Diego market. Further, the hotel is not encumbered by a long-term hotel management contract which creates additional flexibility and value as owner of this property,” stated Gellein. “Finally, we would like to acknowledge Blackstone as an outstanding partner and for the value they helped create at the Del during our joint ownership period.”

The net purchase price represents a 14.3 times multiple on forecasted 2014 EBITDA and a 6.2 percent capitalization rate on forecasted 2014 NOI. Management estimates the to-be-acquired 63.6 percent interest in the hotel is projected to generate an incremental $19 million to $21 million of EBITDA for the remainder of 2014. In the first quarter of 2014, RevPAR grew 11 percent at the property resulting in 21 percent EBITDA growth. The transaction, which is subject to certain closing conditions, is expected to close in the second quarter of 2014.

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About the Hotel del Coronado

Hotel Del Coronado is a 757-room, 25 oceanfront acre resort property located on the Coronado Island just across the San Diego Bay that first opened in 1888. It is one of the few surviving examples of an American architectural genre: the wooden Victorian Beach resort. It is the second largest wooden structure in the United States and was designated a National Historic Landmark in 1977 and is a designated Californian Historical Landmark.

Few, if any, resort destinations in San Diego offer the level of service, multitude of amenities, and quality beaches of the Hotel Del Coronado. The resort includes 679 recently renovated rooms and 78 luxury hotel-condo cottages and villas, more than 14,000 square feet of retail destinations, multiple restaurant and bar offerings, more than 110,000 square feet of meeting space and the “The Spa at the Del,” which features 21 treatment rooms and a full service fitness center.

The resort has been ranked in USA Today’s “Top 10 Resorts in the World” list, Travel + Leisure’s “Top 20 Hotel Spas in the World” list, and “America’s Best Beaches” list by the Wall Street Journal.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 16 properties with an aggregate of 7,862 rooms and 835,000 square feet of multi-purpose meeting and banqueting space. For a list of current properties and for further information, please visit the Company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, stabilization in the lodging space, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the failure of closing conditions to be satisfied; the effects of economic conditions and disruptions in financial markets upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain, refinance or extend maturing debt; the Company’s ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; the Company’s ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States or Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain its

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status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.